UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2011

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 44th Floor, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2011, MSCI Inc. (the “Company”) entered into a new lease agreement with 7 World Trade Center, LLC (the “Landlord”), pursuant to which the Company will rent approximately 125,811 square feet of new office space for its new corporate headquarters at 7 World Trade Center, New York, New York (the “Lease”). The Company will commence leasing its headquarters on or about February 1, 2012 (the “Commencement Date”), subject to certain customary conditions.

The Lease is initially scheduled to expire on February 28, 2033, subject to the Company’s option to renew the Lease for an additional ten years after the initial expiration date. The Company also has the option to terminate the Lease early on February 1, 2028, subject to compliance with the terms and conditions of the Lease, including the payment of a termination fee.

The aggregate rent over the life of the Lease is approximately $170.1 million plus certain customary expenses. From the Commencement Date through and including January 31, 2018, the day preceding the fifth anniversary of February 1, 2013 (the “Rent Commencement Date”), the annual rent paid will be approximately $7.3 million. Thereafter, the annual rent to be paid increases 10% on each of the fifth, tenth and fifteenth anniversaries of the Rent Commencement Date.

The Lease also provides that the Landlord will contribute approximately $8.8 million toward costs incurred by the Company for certain initial alterations.

The foregoing description of the Lease is not intended to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Agreement of Lease dated September 16, 2011, by and between 7 World Trade Center, LLC and MSCI Inc.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: September 22, 2011	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chief Executive Officer, President and Chairman

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Lease dated September 16, 2011, by and between 7 World Trade Center, LLC and MSCI Inc.